Exhibit 10.25

MOBILE APPLICATION

SOFTWARE DEVELOPMENT AND

SERVICE AGREEMENT

This Agreement is by FVA Ventures, Inc., a California corporation, doing business as ViSalus (“Client”) and Fragmob LLC, a California limited liability company (“Vendor”) and Video Plus, LP, a Texas Limited Partnership (“VP”).

WHEREAS Vendor provides customized mobile software programs and hosting services for integrated reporting social networking, marketing communication, and e-commerce tools to help sales teams recruit, market, sell, and communicate; and

WHEREAS, Client wants Vendor to create such customized mobile software programs and hosting services for distributors in Client’s multi-level distribution organization;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the parties hereto agree as follows:

1. Service and Software

Software: ViNet Mobile Application (“Mobile App”) — mobile software program customized for Client to provide integrated reporting, social networking, marketing communication, and e-commerce tools for distributors in Client’s multi-level distribution organization.

Service: Hosting, maintenance and back-up for the Mobile App on Vendor’s hosting environment.

2. Pricing:

2011       One Hundred Fifty Thousand Dollars ($150,000) for March to December.

2012       Two Dollars ($2) per User per month to a maximum of One Hundred Thousand Dollars ($100,000) per month. The minimum fee will be Fifteen Thousand Dollars ($15,000) per month, provided that if the average number of Users per month during the first calendar quarter of 2012 is less than five thousand (5,000) no minimum fee shall apply thereafter.

“User” means the distributor of the Client that either.

a)      Logs into the Mobile App and makes a call on the server at least once during the month, or

b)      Pays the Client for access to the Vendors Mobile App as a standalone subscription (i.e. without purchasing ViNet Pro)

In December 2011 and June 2012, the parties will review and adjust pricing to the lesser of (0 the above 2012 price or (ii) a 20% discount off the best pricing to third parties agreed to by Vendor or its agent, regardless of effective date.

3. Payment Terms:

2011       Ninety Thousand Dollars ($90,000) due upon execution of this Agreement Sixty Thousand Dollars ($60,000) due October 1, 2011.

2012       The Per User amount for each month is based on the prior month’s Users. Vendor will provide a report to Client within three business days after the end of each month (beginning with the end of December, 2011), listing (i) actual Users during the just completed month, (ii) the Total Per User amount due for the current month, and (iii) the debit or credit to true up the just completed month based on actual Users. The Total Per User amount for the current month, item (ii), adjusted for any true up in item (iii), is due on the later of three business days after receipt of the report, or the sixth business day of each month.

4. Conditions:

Vendor will develop specifications acceptable to Client for the following Functionality:

•    Check-in Function

•    Promotional Offers including proximity feature

•    Group Reverse Offer

•    Fully functional in Canada on IPhone, Droid, and Blackberry

•    Push Messaging feature (Push Messaging feature must control compliance with CanSpam Act - dormant customers not contacted)

Functionality meeting the specifications must be incorporated in the Mobile App and launched by January 1, 2012 or the 2012 price under Section 2 (Pricing) becomes $1.50/User/month until the launch of Mobile App functionality meeting the specifications.

5. Term:	The term of the Agreement shall be until December 31, 2012 but shall automatically renew annually for twelve months unless Client gives Vendor at least sixty days written notice that it will not renew the Agreement.

6. Tech Support

(a) First Level Customer Service. Client will provide first level customer service to all Users, namely, User sign-ups and cancellations; issuing User login information and passwords; answering general customer service questions.

(b) Second Level Technical Support. Vendor and VP will provide second level technical support to Client relating to the Mobile App which will include email, live chat, and phone support between the hours of 8 AM and 6 PM Mountain Standard Time, Monday through Friday, except Holidays.

(c) Client Events. Upon written request from Client with reasonable advance notice. Vendor agrees to provide no less than one Vendor employee or consultant for assistance at significant events where Client requests Vendor personnel for training and other promotional purposes. Client shall be responsible for all consulting fees, reasonable travel related expenses, and lodging expenses reasonably incurred by Vendor personnel requested by Client to attend and participate in these events. Vendor reserves the right to choose which personnel to send to such events, though Vendor will always try to comply with Client’s specific requests where possible.

7. Service Level Agreement:

(a) Operation. Vendor will make the Mobile App and the hosting environment available for User access seven (7) days/week, twenty-four (24) hours/day.

(b) Scheduled and Unscheduled Downtime. Vendor is permitted to perform periodic maintenance on the Mobile App or hosting environment for purposes of system upgrades, maintenance, and backup procedures (“Scheduled Downtime”). All Scheduled Downtime will either be performed seamlessly to the Users (so that they are unaware of the Scheduled Downtime) or, if not seamless, Vendor will (i) provided advance notice to the Client (Vendor to provide such notice through prominently displaying the planned Scheduled Downtime on the Mobile App through the User log-in screen); (ii) use commercially reasonable best efforts to limit Downtime to a window of 10:00 p.m. Saturday to 10:00 a.m. on Sunday (all such times being United States Central Standard Time ; and (iii) will not exceed four (4) hours Downtime per month. In addition to Scheduled Downtime meeting the requirements of this Section, there may be events that from time to time will make the system inaccessible for a limited amount of time due to unforeseen software, hardware, network, power and/or Internet outages (“Unscheduled Downtime”). Service interruptions shall not exceed 8 hours for Critical Interruptions, defined as interruptions preventing access to the site, or processing of transactions on the site: or 24 hours for non-Critical Interruptions. Vendor shall ensure that no more than two Critical Interruptions occur in any calendar quarter.

8. Data Security And PCI Compliance:	Vendor shall implement and maintain appropriate administrative, technical (including, without limitation, encryption and virus/spyware scanning) and physical safeguards, procedures and practices to (i) comply with the appropriate Payment Card Industry Data Security Standards (ii) ensure the security, confidentiality, integrity and authorization of all information transmitted electronically between the parties, and between Vendor and Users, however stored, retained, maintained, saved or held by Vendor (“Electronic Information”); (iii) protect against any anticipated threats or hazards to the security, confidentiality or integrity of Electronic Information; and (iv) protect against unauthorized use, destruction, modification or disclosure of Electronic Information. Vendor shall not retain credit card information of Users (except last four digit identifiers for transaction verification) after transmission of transactions to the credit card issuers.

Vendor shall immediately notify Client as soon as Vendor learns or reasonably suspects that the security, confidentiality or integrity of any Electronic Information has been compromised or that there has been an unauthorized use, destruction, modification or disclosure of any Electronic Information, and Vendor shall promptly take all actions required to stop and remedy any such incident. Unless otherwise notified in writing by Client of a different reporting method, Vendor shall notify Client by immediate telephone notification to John Tolmie at (313) 930-0478 or Eric Hempelmann at (248) 275-9844 on a 24/7/365 basis.

9. Intellectual Property License and Warranty:	Vendor hereby grants to Client a license to install and use the Mobile App and to sublicense its Users to install and use the Mobile App. The term “intellectual Property Rights” means all copyrights, patents, trademarks, trade secrets, proprietary rights and other intellectual property rights, including the right to grant a license in the form hereof. The Mobile App, together with all Software embedded therein, both the object code and source code, all Intellectual Property Rights therein, all Vendor Confidential Information contained therein or related thereto, together with all javascripts, domain names, materials in HTML or XML, design documents and testing scripts contained in or related to such Mobile App and Software is solely owned by Vendor. Vendor warrants that the rights granted herein do not infringe the Intellectual Property Rights of any third party.

10. Indemnity:	Vendor will indemnify and hold harmless Client, its parent, Blyth, Inc., and their respective subsidiaries, affiliated companies and divisions, and their directors, officers, employees and agents (collectively, the “Indemnitees”), from and against any and all claims, actions, proceedings, losses, profits, liabilities, judgments, penalties, liens, forfeitures, fines, damages (including liquidated, consequential and punitive damages), costs and expenses, including counsel fees and costs of settlement (collectively referred to as “Claims”), which shall arise or result from any breach or alleged breach of this agreement, including without limitation, Vendor’s obligations under the Service Level Guaranty, Intellectual Property Warranty and Data Security and PCI Compliance terms.

11. Confidentiality and Non-Disclosure:

(a) Definition. For the purposes of this Agreement, the term “Confidential Information” shall include all information that is not known by, or generally available to the public at large and that concerns the business or affairs of Client, as well as any and all materials provided to Vendor by Client, including information concerning or resulting from research work performed by Client, information concerning Client’s financial condition, financial operations, purchasing activities, sales activities, marketing activities, and business plans, information acquired or compiled by Client concerning actual or potential distributors and customers, including, but not limited to, the names and addresses of the distributors selling Client’s products and customers buying Client’s products.

(b) Obligations. Vendor will receive and hold the Confidential Information in confidence. Without limiting the generality of the foregoing, Vendor shall (except as expressly authorized by prior written consent of the other party): (i) limit access to Confidential Information to its employees who need-to-know such information in connection with their work for the party; (ii) advise those employees who have access to the Confidential Information of the proprietary nature of such information and of the obligations contained in this Agreement; (iii) take appropriate action by agreement or instruction with the employees having access to the Confidential Information to fulfill the party’s obligations under this Agreement; (iv) safeguard all of the Confidential Information by using a reasonable degree of care, but not less than that degree of care used by the party in safeguarding its own information or material; (v) use all of the Confidential Information solely for the purposes expressly intended; and (6) not disclose any Confidential Information to third parties.

(c) Exclusions. The confidentiality obligations of Vendor shall not apply to Confidential Information which is: (i) in the possession of a party prior to its disclosure by the other party; (ii) publicly disclosed by a party or otherwise a matter of public or general knowledge; (iii) lawfully received by a party from a third party without restriction on disclosure or use; or (iv) required by law to be disclosed. In the event that Vendor is requested or compelled by court order, decree or subpoena, or other process or requirement of law to disclose Confidential Information Vendor shall provide Client with prompt notice of any such disclosure requirement (unless such notice is prohibited by law) so that Client may, at its option and expense, seek a protective order or other appropriate remedy.

(d) Vendor will, upon termination of this Agreement or at any time upon request from Client, immediately return all tangible materials within his possession, custody or control containing or reflecting any portion of the Confidential Information and shall make no further use of the same.

(e) Vendor specifically acknowledges and agrees that a remedy at law for any breach of the foregoing obligations undertaken by Vendor will be inadequate and that Client will be entitled in the ease of a breach to temporary and permanent, injunctive relief without the necessity of proving actual damages. This remedy is in addition to any and all other remedies available to Client at law.

12. Trademark License:

Client grants to Vendor a non-exclusive, royalty-free and revocable right to use the Client Trademarks in order to perform the Services. The display of any logo or Client Trademark will be performed in compliance with the Client’s policies governing use of such logo or Client Trademark; Client agrees to provide all such policies to Vendor. The use of any logo or Client Trademark requires prior, written sign-off on samples of each display by Client Vendor agrees not to use any of the Client Trademarks or any combination thereof, with or without any other words, logos, or images, as part of its corporate name, or for die purpose of advertising its business, without the prior written consent of Client. On termination of this Agreement, or on the request of Client, Vendor shall as promptly as commercially practicable discontinue all use the Client Trademarks. Vendor shall not, directly or indirectly, license or attempt to license, whether orally or in writing, any person or entity to use any of the Client Trademarks.

13. Breach and Termination for Breach:

A. Material Breach. The Parties agree that any breach of one or more provisions of this Agreement that threatens to, or in fact causes the other Party substantial harm, is a material breach, including breach of the non-disclosure, confidentiality, or non-competition provisions by either Party.

B. Notice of Breach. (i) In the event of an actual or perceived material breach of this Agreement by either Party, the non-breaching Party shall give written notice in accordance with the provisions of this Agreement to the allegedly breaching Party of the alleged material breach, disclosing in reasonable detail the nature of the alleged breach. The allegedly breaching Party shall have ten business days to respond in writing either denying the breach or proposing a remedy for the breach.

(ii) If the allegedly breaching Party fails to respond in writing within the ten day period, the non-breaching party may terminate the agreement without further notice.

(iii) If the allegedly breaching Party proposes a remedy for the breach, it shall have thirty days from the date of the notice of breach to complete the remedy. At the end of the thirty day period, if the breach has not been reasonably remedied, the Agreement may be terminated by the non-breaching Party.

(iv) If the allegedly breaching Party denies the breach, then the Parties shall proceed in accordance with the dispute resolution provisions outlined below under the paragraph entitled “Disputes”. The notifying party may not terminate the Agreement unless permitted to do so by the Arbitrator.

C. Termination for Multiple Breaches. In the event that either Party admittedly commits, or is determined by the provisions of this Agreement to have committed two or more material breaches within any one-year term of this Agreement, even if subsequently remedied, the non-breaching Party shall have the right to terminate this Agreement upon ninety (90) days advance written notice.

D. In the event that Vendor enters into bankruptcy or ceases to provide the services under this Agreement or Client terminates this Agreement for a material breach, Client shall be entitled to receive a copy of the source code for the Mobile App, and a license to use the source code to maintain and further develop the Mobile for Client’s use and for use by Client’s Users only, and not including the right to assign, transfer, sell, resell, market, provide, or give the Mobile App or source code to any other third party. The Parties agree to enter into the Escrow Agreement attached as Exhibit A and Vendor agrees to deliver the source code to the Escrow Agent and update it in accordance with the Escrow Agreement The Client user data and Program source code are residing on servers currently being leased from a third party vendor AdHost Inc, located at 140 4th Avenue North, Suite 360, Seattle WA 98109; 1-206-404-900 The Parties hereby agree to authorize the Escrow Agent to obtain a complete copy of all Client user data and the source code from AdHost (or any other vendor hosting Client user data or source code) at [her/its] discretion as the Escrow Agent as authorized herein and in accordance with the terms of this Agreement.

E. Termination of Subscribers. Vendor may terminate any User for non-compliance with the terms of this Agreement and the User agreement. However, Vendor must obtain Client’s consent to terminate any User, which consent shall not be unreasonably withheld. Vendor will provide Client at least seven (7) days advance written notice of its intent to terminate any User for non-compliance. Vendor reserves the right to exercise all remedies allowed at law or in equity in regards to Users’ violation of the terms of this Agreement or abuse of the Mobile App.

14. Disputes:

A. Arbitration. All disputes, controversies, claims and differences arising out of, or relating to this Agreement, or any alleged or actual breach thereof, which cannot be settled through correspondence, mutual consultation, and negotiations between the Parties, shall be finally settled by arbitration before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect on the date of this Agreement. Arbitration will be deemed to have commenced when one Party notifies the other in writing that it is demanding formal Arbitration.

B. Location. Arbitration proceedings shall be held in New York County in the state of New York unless the Parties mutually agree to a different location.

C. Authority of Arbitrator. The Arbitrator shall allow the Parties reasonable time to conduct discovery, and shall adjudicate all discovery related disputes. The date, time, and specific location of the arbitration proceedings shall be mutually agreed to by the Patties, but if no agreement is reached, then by the Arbitrator. The decision of the Arbitrator an all matters before them shall be final and binding on the Parties, not subject to appeal, and shall deal with the questions of costs of the arbitration, attorney’s fees, and all other related matters. Judgment upon the award or decision rendered by the Arbitrator may be entered in any court having jurisdiction, or application may be made to such court for a judicial recognition of the award and order of enforcement thereof, as the case may be.

D. Governing Law. This Agreement will be governed by the laws of the state of New York including substantive law, rules of evidence, and discovery, but excluding choice of law rules.

E. Remedies. Each Party shall be entitled to all remedies at law or in equity in enforcing the provisions and terms of this Agreement The prevailing Party in any arbitration proceeding under this Agreement shall also be entitled to recover its reasonable costs and attorney fees arising out of prosecution or defense of the disputes raised. Where both Parties prevail in one or more disputes under this Agreement, then the Arbitrator shall determine a fair assessment of costs and attorney fees to be paid by either or both Parties.

F. Injunctive Relief. The Parties acknowledge that any material breach by the other Party of any key provision in this Agreement, and mote particularly a breach, or threatened breach, of the confidentiality and non-compete provisions, will give rise to irreparable injury to the other Party inadequately compensable in monetary alone.

Accordingly, each Party stipulates and agrees that the non-breaching Party may seek and obtain preliminary and/or permanent injunctive relief against the offending Party for any such breach, or threatened breach, and without the necessity of posting bond. Such relief will be in addition to any other legal or equitable remedies which may be available to non-breaching Party.

15. Miscellaneous:

(a) Assignment. Neither Party may assign this Agreement to another person or entity without the written approval of the other Party.

(b) Governing Law. This Agreement will be governed by the laws of the state of New York including substantive law, rules of evidence, and discovery.

(c) Independent Contractor. The Parties to this Agreement are independent contractors, and there is no relationship of agency, partnership, joint venture, employment or franchise between the Parties. Neither Party has the authority to bind the other or to incur any obligation on the others behalf.

(d) Severability. If any term or provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, such term shall be severed, and the remaining terms of this Agreement shall be interpreted in such a way as to give maximum validity and enforceability to this Agreement.

(e) Notices. All payments shall be sent to the address below, and all notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered personally, or (ii) when received by the addressee if sent by regular mail or by Express Mail, Federal Express or other express delivery service, in each case to the other Party at the addresses listed below. Either Party may change its official address by written notice to the other Party:

	If to Client, to:	If to FragMob, to:

	ViSalus Sciences	FragMob, LLC, c/o Ropart Asset Management
	Attn: John Tolmie	Attn: Jonathan Shapiro
	1607 E. Big Beaver Rd., Suite 110	1 East Weaver Street
	Troy, MI 48083	Greenwich, CT 06831
	Phone (248) 524-9520	Phone (203) 552-6659

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Fragmob LLC		VideoPIus, LP		FVA Ventures, Inc. (d/b/a ViSalus Sciences)

By:	/s/ Jonathan Shapiro	By:	/s/ Steve Jamieson	By:	/s/ John Tolmie
Name:	Jonathan Shapiro	Name:	Steve Jamieson	Name:	John Tolmie
Title:	CFO	Title:	Executive - Vice President	Title:	SVP Finance & Adm.

Pattie S. Christensen, Esq

9586 S 700 E

Sandy, Utah 84070

(801) 878-7872

FAX (801) 878-7892

pchristensen@pattiechristensen.com

August 18, 2011

Via Electronic Mail

FVA VENTURES INC. dba VISALUS SCIENCES

1607 E. Big Beaver Rd. Suite 110

Troy, MI 48083

FRAGMOB LLC

c/o Ropart Asset Management

One East Weaver Street

Greenwich, CT 06831

RE:	Escrow Fee Agreement

Ladies and Gentlemen:

Please allow this letter (the “Agreement”) to confirm our recent conference concerning your retaining me to act as escrow agent for the two of you pursuant to the terms of that certain Power of Attorney, Escrow Agreement between the two of you.

1. Scope of Agreement.

It is understood that we have been retained for the purpose of acting as an escrow agent responsible for the release of certain documents or software (the “Escrowed Items”) upon the occurrence of certain events. By this Agreement, you authorize me to proceed with the handling of these matters.

2. Your Duties.

You both agree to be truthful, cooperative, and respond promptly to me with respect to these escrow services. You further agree to provide me with the requisite information and conditions upon which the Escrowed Items shall be released as well as the location to which such Escrowed Items shall be released.

3. Escrow Agent Indemnities. You both understand and agree that:

a. I am not obligated or required to examine or inspect the Escrowed Items.

b. I am protected in acting upon any written notice, request, waiver, consent, receipt, or other paper or document furnished to me, not only in assuming its due execution and the validity and effectiveness of its provisions but also as to the truth and acceptability of any information therein contained, which I in good faith believe to be genuine and what it purports to be.

c. In no event shall I be liable for any act or failure to act under the provisions of the Escrow Agreement, except where my acts are the result of my gross negligence or malfeasance. I shall have no duties except those which are expressly set forth herein and in the Escrow Agreement, and I shall not be bound by any notice of a claim, or demand with respect thereto, or any waiver, modification, amendment, termination, or rescission of the Escrow Agreement, unless I receive the same in writing. Further, no changes may be made to my services without my prior written consent thereto.

d. You both hereby jointly and severally indemnify me against any loss, liability, or damage (other than any caused by my gross negligence or malfeasance), including reasonable costs of litigation and counsel fees, arising from and in connection with the performance of my duties under the Escrow Agreement.

4. Fees. The selected fees are applicable and are due at the BEGINNING of the respective period. The fees are nonrefundable. Failure to pay the escrow fee shall result in termination of services.

☒   Offsite Physical Storage: $100 per year plus $250 per demand for release. NOTE: In this case, I am in no way responsible for the storage of the Escrowed Items; rather, you have retained a third party for this service and my sole duty is to notify this third party when the release is to take place.

☐ Onsite Physical Storage: $500 per year for up to 10” X 10” X 10”. This price includes the demand for release. NOTE: Escrowed Item will be stored in a fireproof safe.

5. Hourly Billing Rates for Additional Service.

In the event other legal work, such as mediation or contract preparation is needed, I will perform this work at my then preferred client discounted rate. That rate is currently $175 an hour. Please note that in order to maintain that discounted rate, all invoices must be paid in a timely fashion. Otherwise, the standard billable rate is $50 per hour higher.

If the arrangement described in this letter is acceptable to you, please confirm your agreement by signing the enclosed copy of this letter in the space provided and returning it to me. We appreciate the opportunity to represent you.

Best regards,

/s/ Pattie S. Christensen, Esq.

The undersigned has read and understands the foregoing terms and agrees with them and accepts them.

FVA VENTURES INC. dba VISALUS SCIENCES

By: /s/ John Tolmie
Its: SVP Finance & Admin.

FRAGMOB LLC

By: /s/ Jonathan Shapiro
Its: CFO